Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES ANNOUNCES CFO APPOINTMENT

PORTLAND, OR, October 23, 2019 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) is pleased to announce the appointment of Regina (“Gina”) Walker, CPA (“Ms. Walker”), as Chief Financial Officer (“CFO”) of the Company, effective immediately.

“I am excited to welcome Gina to the Schmitt team. Her unique experiences ranging from founding and growing companies, to implementing improved processes and cost controls, to overseeing all aspects of financial reporting will serve the Company and shareholders well. Most of all, her performance-driven philosophy aligns with Schmitt’s shift to a strong performance-based culture, and her reputation for execution and results makes her the right choice to lead our financial organization,” said Michael Zapata, Schmitt’s CEO. “She is joining us at an ideal time and I’m confident she will help us navigate our current transition and our future growth plans.”

Ms. Walker has over 20 years of experience, including 10 years with PwC, LLP accounting firm with extensive hands-on experience in diverse industries, including industrial manufacturing, construction, retail and consumer products and entertainment in Fortune 500 publicly traded and mid-cap privately held companies. Prior to joining Schmitt, Ms. Walker served as CFO of TEC Equipment, Inc, a privately held $900M revenue company, where she was instrumental in leading growth and transformation to include acquisitions and strategy. Ms. Walker received a Bachelor of Commerce from University of Alberta and Post-Baccalaureate Accounting Certificate from Portland State University.

Ms. Walker will work closely with Ann Ferguson, who previously submitted her resignation, effective November 30, 2019, to ensure a smooth transition. “On behalf of the Board, I’d like to thank Ann for her commitment to Schmitt these past six years. We greatly appreciate Ann’s years of service and are grateful for her dedication in working with Gina to ensure a seamless transition,” stated Mr. Zapata.

About Schmitt Industries

Schmitt Industries, Inc. (“Schmitt” or the “Company”) designs, manufactures and sells high precision test and measurement products, solutions and services through our SBS®, Acuity® and Xact® product lines, which are reported in two business segments. In the Balancer segment, our SBS product line provides computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry. In the Measurement segment, our Acuity line provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.